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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Northfield Laboratories Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-15877, 333-51681, 333-79579, 333-102672 and 333-110110) on Form S-8 and the
registration statements (Nos. 333-106615 and 333-115459) on Form S-3 of Northfield Laboratories Inc. of our report dated July 12, 2004, relating to the balance sheets of Northfield Laboratories Inc. as of May 31, 2004 and 2003, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 2004 and for the cumulative period from June 19, 1985 (inception) through May 31, 2004, which report appears in the May 31, 2004 annual report on Form 10-K of Northfield Laboratories Inc.

Our report refers to a change in accounting due to the adoption of the provisions of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

/s/ KPMG LLP

Chicago, Illinois
August 12, 2004